News Release

Date: May 30, 2007	Nalco Company 1601 West Diehl Road Naperville, IL 60563-1198 www.nalco.com Media Contact: Charlie Pajor 630 305 1556 cpajor@nalco.com Investor Contact: Mike Bushman 630 305 1025 mbushman@nalco.com

COO Bill Roe Announces Retirement; Nalco Reorganizes Leadership Team

(Naperville, Illinois) Nalco Holding Company (NYSE:NLC) Executive Vice President and Chief Operating Officer William Roe announced today that he is retiring from the Company to pursue personal interests.

Roe has been the Company’s Chief Operating Officer since 2001, the culmination of a successful career that began as an Assistant Research Chemist in 1978.  “I am looking forward to the next stage of my life.  I have been very fortunate in my career at Nalco and look forward to giving back to the community and spending time with family and friends,” Roe said.

Roe worked closely with Chairman and Chief Executive Officer Dr. William H. Joyce to establish a new organizational structure to drive Nalco’s continued success.  “We have taken this opportunity to ensure we have strong leaders focused on key growth and improvement priorities and to realign our organization to improve regional accountability,” said Dr. Joyce.  The following individuals are taking on additional responsibility:

•	David Johnson is promoted to Group Vice President and President, European Operations. David previously was Vice President, Energy Services Downstream.
•	Steve Taylor is promoted to Group Vice President and President, Energy Services Division. Steve previously was Vice President, Energy Services Upstream.
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Mary Kay Kaufmann is promoted to Group Vice President and President, Industrial and Institutional Services (I&IS) Middle Market. Mary Kay was most recently Vice President, I&IS with responsibility for the Nalco Business Transformation (NBT) work process improvement projects.

•	Lou Loosbrock has been named Group Vice President and President, I&IS Heavy Industry. Lou was previously Group Vice President and President, Pacific Division
•	Rich Bendure is promoted to Group Vice President and President, Pacific Division. Rich was previously General Manager, North Asia.

NALCO COMPANY

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Mark Stoll is promoted to Group Vice President and President, Pacific Support Operations.  Mark was previously Vice President, I&IS with responsibility for all sales organizations and process business units.

•	Mani Ramesh is promoted to Corporate Vice President, Research and Development.
•	Scott Mason recently added responsibility for Nalco’s manufacturing and procurement organizations. He is now Group Vice President and President, Alternate Channels and Global Supply Chain.

These individuals will report directly to Dr. Joyce.

“Bill Roe has been a valuable contributor to Nalco for nearly three decades.  He has done an outstanding job of coaching and developing our next generation of leaders,” Dr. Joyce said.  “We have a strong leadership group that now has the opportunity to take on broadened responsibility and to continue with their established track records of success.”

About Nalco

Nalco is the leading provider of integrated water treatment and process improvement services, chemicals and equipment programs for industrial and institutional applications.  The company currently serves more than 70,000 customer locations representing a broad range of end markets. It has established a global presence with more than 11,000 employees operating in 130 countries supported by a comprehensive network of manufacturing facilities, sales offices and research centers. In 2006, Nalco achieved sales of more than $3.6 billion. For more information visit www.nalco.com.

This news release includes forward-looking statements, reflecting current analysis and expectations, based on what are believed to be reasonable assumptions. Forward-looking statements may involve known and unknown risks, uncertainties and other factors, which may cause the actual results to differ materially from those projected, stated or implied, depending on many factors, including, without limitation: ability to generate cash, ability to raise capital, ability to refinance, the result of the pursuit of strategic alternatives, ability to execute work process redesign and reduce costs, ability to execute price increases, business climate, business performance, economic and competitive uncertainties, higher manufacturing costs, reduced level of customer orders, changes in strategies, risks in developing new products and technologies, environmental and safety regulations and clean-up costs, foreign exchange rates, the impact of changes in the regulation or  value of pension fund assets and liabilities, changes in generally accepted accounting principles, adverse legal and regulatory developments, including increases in the number or financial exposures of claims, lawsuits, settlements or judgments, or the inability to eliminate or reduce such financial exposures by collecting indemnity payments from insurers, the impact of increased accruals and reserves for such exposures, weather-related factors, and adverse changes in economic and political climates around the world, including terrorism and international hostilities, and other risk factors identified by the Company. Accordingly, there can be no assurance that the Company will meet future results, performance or achievements expressed or implied by such forward-looking statements. This paragraph is included to provide safe harbor for forward-looking statements, which are not generally required to be publicly revised as circumstances change, and which the Company does not intend to update.